Company Contact:
Paul Dascoli
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083, bcoleman@express.com
Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Michael Archbold Appointed Independent Director

Columbus, Ohio - January 3, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating over 600 stores, today announced changes to its Board of Directors (“Board”). Michael G. Archbold, President and Chief Operating Officer of Vitamin Shoppe, a leading specialty retailer and direct marketer of nutritional products, has been appointed to the Board as a Class I director effective January 3, 2012. Michael Weiss, Chairman of the Board and the Company's President and Chief Executive Officer commented: “I am delighted to welcome Mike to the Board. Mike's notable financial expertise and extensive retail experience will be invaluable assets as we continue delivering on our four pillars of growth.”

Mike Archbold currently serves as President and COO of the Vitamin Shoppe. Mr. Archbold joined the company in 2007 as Chief Financial Officer and Chief Operating Officer. He was promoted to President in 2011. Prior to this, Mr. Archbold was Executive Vice President/Chief Financial and Administrative officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President and later as Executive Vice President. Mr. Archbold brings over 25 years of financial experience in the retail industry. Along with being appointed to the Board as an independent director, Mr. Archbold will also serve on the Company's Audit Committee replacing Stefan Kaluzny, Co-founder of Sycamore Partners, who resigned in late 2011. Mr. Archbold's appointment brings Express back into compliance with the New York Stock Exchange's listing rule that requires three independent directors on its Audit Committee.

In conjunction with Mr. Archbold's appointment, Sam Duncan will leave the Board. Mr. Duncan, as previously announced, shared his intentions to resign from the Board once a suitable independent director was identified to fill the vacancy resulting from his resignation.

Following the significant reduction of Golden Gate's ownership in Express as a result of the recently completed secondary offering, David C. Dominik, Co-founder and Managing Director of Golden Gate Capital, has elected to resign from the Board, effective immediately. Josh Olshansky, Managing Director of Golden Gate Capital, will leave the Board at Express' annual shareholder meeting in the Spring of 2012 when his term expires.
“We thank Sam for his contributions to the Board and wish him well,” said Michael Weiss. “David and Josh's leadership and vision were instrumental in the evolution of Express leading us through our independence and helping Express regain its rightful place as one of the leading specialty retailers. Not only did they honor Express' legacy, but they helped us establish the framework for consistent growth, and we thank them for their partnership over the years,” added Weiss.

Following this announcement, the Board will include five members, three of whom are independent, and each of whom possesses significant professional experience, particularly in the financial, retail and business services sectors. The Company continues its search to add additional independent board members.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico, and also distributes its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact and include, but are not limited to, plans to appoint additional directors to the Board and growth strategy, plans and expectations. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; and (8) our dependence on a strong brand image. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.